Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 9, 2022

Prospectus Supplement dated May 9, 2022

Preliminary Pricing Supplement dated June 13, 2023

Registration Statement File No. 333-264799

Spire Inc.

1,744,549 Shares of Common Stock

Pricing Term Sheet dated June 13, 2023

Issuer:	Spire Inc.

Symbol:	SR (NYSE)

Initial Shares Offered:	1,744,549 shares of common stock

Option Shares:	261,682 shares of common stock

Price to Public:	$64.20

Trade Date:	June 13, 2023

Closing Date:	June 16, 2023

CUSIP No:	84857L101

Bookrunner:	Morgan Stanley & Co. LLC

A registration statement dated May 9, 2022 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The issuer filed a prospectus supplement and the accompanying prospectus with the SEC on May 9, 2022, and a preliminary pricing supplement on June 13, 2023 (together with the prospectus supplement and the accompanying prospectus, the “Prospectus”). Before you invest, you should read the Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may request a copy of the Prospectus from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by email at prospectus@morganstanley.com.

This communication should be read in conjunction with the Prospectus. This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.